UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	March 29, 2012

Kenexa Corporation (Exact Name of Issuer as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	000-51358 (Commission File Number)	23-3024013 (I.R.S. Employer Identification Number)

650 East Swedesford Road, Wayne, Pennsylvania (Address of Principal Executive Offices)	19087 (Zip Code)

(610) 971-9171 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2012, the board of directors of Kenexa Corporation (the “Company”), upon the recommendation of its compensation committee, adopted a Change in Control Severance Plan (the “Severance Plan”) covering each of its named executive officers (Messrs. Nooruddin Karsan, Troy Kanter, Donald Volk, James Restivo and Archie Jones, Jr.) and certain other employees of the Company.

The Severance Plan provides for certain severance payments in the event of specified separations from employment with us in connection with a change in control of the Company.  Additionally, under the Severance Plan, each eligible participant  is entitled to full vesting of any outstanding equity awards upon the occurrence of a change in control of the Company, provided that such participant  remains continuously employed by the Company through the date of the change in control.

Nooruddin (Rudy) S. Karsan and Troy A. Kanter

Under the Severance Plan, upon a termination of employment without “cause” or resignation due to “good reason” during the two-year period following a change in control of the Company, Messrs. Karsan and Kanter will be entitled to the following payments:

•	a cash lump sum payment equal to 1.75 times the sum of (1) the executive’s annual base salary, plus (2) the executive’s target annual cash incentive amount; and

•
payment of a pro-rata portion of the annual cash incentive the executive would have otherwise been entitled to receive for the year of termination based on actual corporate and/or individual performance for that year.

Donald F. Volk, James P. Restivo and Archie L. Jones, Jr.

Under the Severance Plan, upon a termination of employment without “cause” or resignation due to “good reason” during the one-year period following a change in control of the Company, Messrs. Volk, Restivo and Jones will be entitled to the following payments:

•	a cash lump sum payment equal to 1.00 times the sum of (1) the executive’s annual base salary, plus (2) the executive’s target annual cash incentive amount; and

•
payment of a pro-rata portion of the annual cash incentive the executive would have otherwise been entitled to receive for the year of termination based on actual corporate and/or individual performance for that year.

Under the Severance Plan, “cause” is defined as (1) willful and continued failure to substantially perform, or willful gross negligence in the discharge of, his or her duties to the Company or any of its subsidiaries; (2) committing or engaging in an act of theft, embezzlement or fraud, or committing a willful and material breach of confidentiality with respect to the company or any of its subsidiaries or a willful unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the company or any of its subsidiaries; (3) willfully breaching a fiduciary duty, or willfully and materially violating any other duty, law, rule, regulation or policy of the company or any of its subsidiaries; or (4) being convicted of a felony or a misdemeanor with respect to which fraud or dishonesty is a material element.  “Good reason” is defined as the occurrence of any of the following without the participant’s prior consent: (1) a material adverse alteration in the participant’s responsibilities with the company from those in effect immediately prior to a change in control, (2) a reduction in salary or target bonus opportunity from those in effect immediately prior to a change in control, or (3) a relocation of a participant’s principal place of business of more than 50 miles.

Benefits under the Severance Plan will be reduced to an amount that may be paid without causing the participant to become liable for any excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, unless the net after tax payments otherwise due to the participant, after giving effect to the imposition of such excise tax (and all other applicable taxes), exceeds the net amount of such payments and benefits received or receivable by the participant under the Severance Plan after giving effect to the reduction.
Unless waived by the Company, all participants in the Severance Plan are required to execute a participation agreement with the Company at the time they become covered by the Severance Plan.  Severance payments under the Severance Plan are conditioned on the covered participant’s execution of a general release of all claims against the Company and its affiliates.

The foregoing summary of the material elements of the Severance Plan is subject to the terms and provisions of the Severance Plan, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Exhibits.

Exhibit No.	Description
10.1	Kenexa Corporation Change in Control Severance Plan, adopted March 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         KENEXA CORPORATION

Date: April 4, 2012	By:	/s/ Donald F. Volk
Name: Donald F. Volk
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Kenexa Corporation Change in Control Severance Plan, adopted March 29, 2012.